EXHIBIT 10.50

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                          Original date: March 6, 2000
                    Amended and Restated as of August 1, 2001


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of June 14, 2001, with an effective date of August 1, 2001 (the "Effective Date") by and between LASERSIGHT TECHNOLOGIES, INC., a Delaware corporation (the "Company") and L. STEPHEN DALTON, an individual (the "Employee") and hereby amends, restates and supersedes that certain Employment Agreement between the parties effective March 6, 2000 (the "2000 Agreement"):

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, the parties hereto desire to amend certain of the terms and conditions of the 2000 Agreement and to restate the 2000 Agreement as hereinafter set forth; and

         WHEREAS, Employee has requested reassignment from the Senior Vice President of Scientific Affairs, Chief Scientific Officer of the Company as of June 14, 2001; and

         WHEREAS, Company has agreed to reassign the Employee from his current position as Senior Vice President of Scientific Affairs, Chief Scientific Officer of the Company as of June 14; and

         WHEREAS, Company and Employee desire to continue the employment relationship on the terms and conditions hereafter set forth;

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS: The 2000 Agreement is amended and restated in its entirety as follows:

         1.       Employment of the Employee. Subject to the terms and
                  --------------------------
conditions of this Agreement, the Company hereby continues Employee's employment, and the Employee hereby accepts such continued employment and agrees to perform the services specified herein.

         2.       Duties.  On and after the Effective Date, Employee shall hold
                  ------
the title of and serve as Vice President Special Projects of the Company. The Employee shall report to and be subject to the direction of the Company's Chief Executive Officer or such person's designee. During the term of employment hereunder, the Employee shall:

                  (a) Perform, to the best of the Employee's ability, the duties required to accomplish only those special projects which may be assigned to Employee from time to time;

                  (b) Be available to perform the services required as needed, and shall perform such services at locations mutually agreed to by the parties, provided that Employee shall only work at Company's premises when mutually agreed to by Company and Employee; and

                  (c) Carry out Company policies and directives in a manner that will promote and develop the Company's best interests.

         3.       Base Salary. In consideration of the Employee satisfying the
                  -----------
Employee's obligations under this Agreement as of the Effective Date, Employee will receive, during the period this Agreement is in effect, a base salary (the "Base Salary") which will be calculated at an annual rate of one hundred twenty five thousand dollars ($125,000). The Base Salary shall be payable in equal installments in accordance with the Company's customary mode of salary payments for employees of the Company and shall be subject to the Company's standard withholdings for applicable taxes and benefit contributions.

         4.       Stock Options.  Employee has previously been granted stock
                  -------------
options (the "Previously Granted Options") in LaserSight Incorporated ("LaserSight") which will vest and be subject to the terms of LaserSight's 1996 Equity Incentive Plan, as amended and restated (the "Equity Incentive Plan") and the award agreement delivered to Employee pursuant to the Equity Incentive Plan. The parties acknowledge and agree that the Previously Granted Options shall continue to be governed by the terms of the Equity Incentive Plan and the applicable award agreement delivered to Employee by the Company and that this Agreement does not modify any of the terms of such award agreement. Employee shall not be eligible to receive any additional stock option grants during the Term.

         5.       Fringe Benefits.  During the term of employment hereunder, the
                  ---------------
Employee shall be entitled to those fringe benefits and perquisites set forth on Exhibit A hereto.

         6.       Expenses. The Company shall reimburse Employee for reasonable
                  --------
costs and expenses, including, but not limited to, expenses for travel, lodging and meals, incurred in connection with the performance of Employee's duties hereunder. In order for Employee to be eligible for reimbursement Employee shall comply with the Company's relevant policies, procedures and guidelines established and implemented from time to time by the Company.

         7.       Employee's Authority to Bind Company. Employee has no
                  ------------------------------------
authority to bind or obligate Company in any manner. Employee hereby agrees that without the Company's prior consent he shall take no actions and shall make no statements to any person, corporation, government agency, or other entity which indicates or implies that Employee has any such authority and agrees to indemnify Company for any loss or damage should Employee violate the provisions of this Section 7.

         8.       Non-Disparagement. Employee shall not at any time make any
                  -----------------
statements or comments that might tend to disparage Company or engage in any conduct that might tend to disparage the Company, its employees, agents, directors, or officers.

         9.       Term of Employment.
                  ------------------

                  (a) The term of this Agreement shall begin on the Effective Date and shall continue through June 30, 2003 unless sooner terminated as provided in this Section 9 (the "Term").

                  (b) Notwithstanding the foregoing, the Employee's employment hereunder may be terminated by the Company at any time for Cause.
         Such termination shall be effective upon the Company providing written notice to the Employee as to the effective date of termination.

                  (c) Notwithstanding the foregoing, the Employee's employment hereunder shall terminate in the event of Employee's death or Disability (as defined in Section 12).

                  (d) Notwithstanding the foregoing, the Employee's employment hereunder may be terminated by the Company at any time without Cause. Such termination shall be effective upon the Company providing written notice to the Employee as to the effective date of termination.

                  (e) Notwithstanding the foregoing, the Employee's employment hereunder may be terminated by the Employee at any time for Good Reason (as defined in Section 12) upon prior written notice to the Company specifying therein the grounds for termination and the effective date of termination.

                  (f) In addition to all other rights of Employee and obligations of the Company described herein which arise or continue upon termination of Employee's employment, the following shall apply:

                       (i) Upon termination of the Employee's employment hereunder for any reason whatsoever, the Company shall pay to the Employee all salary earned through the effective date of termination.

                       (ii) If the Employee's employment hereunder is terminated by the Company without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive, as Employee's sole remedy for such termination, the Base Salary through the end of the Term. If the Employee's employment is terminated by the Company without Cause, then all salary owed to the Employee shall be paid over the relevant period of time in accordance with the Company's normal payroll practices. Notwithstanding the foregoing, in order to be eligible for the payments contemplated by this Section 9(f)(ii), the Employee must comply with the terms of this Agreement and deliver a complete release of all claims in favor of the Company and in a form satisfactory to the Company.

         10.      Restriction Against Competition.
                  -------------------------------

                  (a) In consideration of the Compensation to be received hereunder, the Employee agrees that while he is employed by the Company pursuant to this Agreement, and during the two year period following the effective date of termination of this Agreement, for any reason, the Employee shall not, directly or indirectly, as a stockholder, partner, officer, director, agent, consultant, employee, or otherwise:

                       (i) engage in any business that competes with the business of the Company ("Company" defined in Sections 10, 11 and 12(b) herein to mean all Subsidiaries, Affiliates, divisions, successors, and assigns of the Company and any of their Subsidiaries or Affiliates) anywhere within the United States and such other countries that the Company is then conducting its business; provided, however, that the foregoing shall not prohibit the Employee's ownership of up to 1% of the outstanding shares of capital stock of any corporation whose securities are publicly traded on a national or regional stock exchange;

                       (ii) purposefully interfere or attempt to interfere with any of the Company's contracts (regardless of whether these contracts are in writing or verbal) or business relationships or advantages existing and in effect as of the effective date of termination of this Agreement;

                       (iii) solicit for employment, either directly or
                  indirectly, for himself or for another, any of the technical or professional employees who are or were employed by the Company during the two-year period following the termination of this Agreement; and

                       (iv) purposefully interfere with the business relationship of or solicit the business or orders of Persons
                  (a) who are Company customers on the effective date of termination of this Agreement, or one year prior thereto, or
                  (b) a prospective or potential customer of the Company, except that with respect to the two-year period following the effective date of termination of this Agreement, such restriction shall apply only to prospective or potential customers (1) to whom the Company has submitted a formal quotation within the one year prior to the effective date of termination of this Agreement, or (2) that have been previously listed or identified by the Company as a business prospect at any time during the six months preceding the effective date of termination.

                  (b) The parties agree that if the Employee commits or threatens to commit a breach of the covenants of this Section 10, the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to the parties and that money damages may not provide an adequate remedy therefor.

         11.      Protection of Confidential Information and Trade Secrets of
                  -----------------------------------------------------------
the Company.
-----------
                  (a)  Confidentiality. During the term of this Agreement and
                       ---------------
         after any termination or expiration thereof, the Employee agrees that the Employee will not use for the Employee or others or divulge or convey to others any secret or confidential information, knowledge or data of the Company obtained by the Employee during his employment with the Company. Such information, knowledge or data includes but is not limited to secret or confidential matters: (i) of a technical nature such as, but not limited to, methods, know-how, formulae, compositions, processes, discoveries, machines, inventions, intellectual property, computer programs and similar items or research projects; (ii) of a business nature such as, but not limited to, information about the cost, purchasing, profits, markets, sales or customers; and (iii) pertaining to future developments such as, but not limited to, research and development, future marketing or merchandising plans and future expansion plans. The term "secret or confidential information, knowledge or data" shall not be deemed to include information that is published, information that is generally known throughout the industry, or which generally is available to the industry without restriction through no fault of the Employee.

                  (b)  Injunctive Relief. The Employee agrees that the Company's
                       -----------------
         remedies at law for any breach or threat of breach by him of the provisions of paragraph (a) of this Section 10 will be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of paragraph (a) of this Section 10 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Company may be entitled at law or equity.

                  (c)  Return of Documents and Other Property. Upon the
                       --------------------------------------
         termination of the Employee's employment with the Company, or at any time upon the request of the Company, the Employee shall deliver to the Company (i) all documents and materials containing secret or confidential information, knowledge or data relating to the Company's business and affairs, and (ii) all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of the Employee.

                  (d)  Intellectual Property Rights. Employee acknowledges and
                       ----------------------------
         agrees that in consideration for his employment with Company and in exchange for the consideration to be paid to Employee in connection with such employment, all creative works Employee produces in connection with his employment by Company which relate to Company's actual or demonstrably anticipated research or development, including, without limitation, any invention, formula, pattern, compilation, computer program (and related documentation and source code), device, method, technique, drawing, process or other intellectual property or property right (collectively, "Intellectual Property"), shall be considered to have been prepared for Company as a part of and pursuant to Employee's employment with Company. Employee shall disclose to Company the existence of such Intellectual Property when he becomes aware of its existence, and Employee agrees that any such Intellectual Property shall be owned by Company regardless of whether it would otherwise be considered a work made for hire. Employee agrees to execute any documents which Company deems necessary to protect Company's interest, including assignments, and further agrees to give evidence and testimony and take any other reasonable actions as may be necessary, to secure and enforce Company's rights.

                  Notwithstanding anything set forth in this Section 11(d) to the contrary, the parties acknowledge and agree that any Intellectual Property that Employee (i) has developed or was in the process of developing prior to his becoming employed by the Company or which he develops during the Term, and (ii) has not used any of Company's resources (whether materials, equipment, supplies, or other employees, contractors or consultants of Company) in connection with such development, shall be owned by Employee (the "Employee Intellectual Property"); provided, however, Employee shall promptly notify (the "Development Notice") Company of the existence of such Employee Intellectual Property. The Development Notice shall completely describe the Employee Intellectual Property and the applications for such Employee Intellectual Property. If within 30 days after Company's receipt of the Development Notice Company notifies Employee that Company would like to purchase or license the item of Employee Intellectual Property which is the subject of the Development Notice, then Company and Employee shall negotiate in good faith for the purchase or license of such item of Employee Intellectual Property. Employee agrees that he will not directly or indirectly disclose the existence of the Employee Intellectual Property to any third party unless Company either notifies Employee in writing that Company does not elect to purchase or license the Employee Intellectual Property or Company fails to notify Employee of its intent with regard to the purchase or license of the Employee Intellectual Property within 30 days after the date of Company's receipt of the Development Notice.

         12.      Certain Defined Terms.  For purposes of this Agreement, the
                  ---------------------
         following definitions shall apply:

                  (a)  "Affiliate" shall mean with respect to any Person,
                        ---------
         (i) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or (ii) any Person who is a director or Employee officer (A) of such Person, (B) of any Subsidiary of such Person, or (C) of any Person described in the foregoing clause (i). For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than 20% of the outstanding voting securities of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  (b)  "Cause" shall mean any of the following:
                        -----

                       (i) The Employee's conviction of or plea of no contest to any crime involving moral turpitude, the theft or willful destruction of money or other property of the Company or his conviction of or plea of no contest to any felony crime;

                       (ii) The Employee's inability to perform his responsibilities due to his abuse or misuse of alcohol or prescribed drugs or any use of illegal drugs;

                       (iii) The Employee's commission of theft, embezzlement or
                 fraud against the Company;

                       (iv) The Employee has willfully damaged the Company's property, business reputation, or good will;

                       (v) Unsatisfactory performance by Employee of his job or duties hereunder that is not cured within 10 days after Employee is notified of such unsatisfactory performance; or

                       (vi) Employee's insubordination or other misconduct as determined by the Company in its sole and absolute discretion.

                  (c)  "Compensation" shall mean, with respect to any
                        ------------
         Person, all payments and accruals, if any, commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangements, payments in respect of equity options or phantom equity options or similar arrangements, equity appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrued for the account of such Person or otherwise for the direct or indirect benefit of such Person, plus auto benefits provided to such Person, if any.

                  (d)  "Disability" shall mean the inability, by reason of
                        ----------
         illness or other incapacity, of the Employee substantially to perform the duties of his then regular employment with the Company, which inability is reasonably determined by the Company and continues for at least 90 consecutive days, or for shorter periods aggregating 120 days during any consecutive twelve-month period.

                  (e)  "Good Reason" shall mean:
                        -----------

                       (i) any material breach or default by the Company (and failure to cure within any applicable grace or cure period) of any material obligation of this Agreement;

                       (ii) any material reduction in the Employee's salary, benefits, bonuses or other Compensation pursuant to this Agreement, unless similar reductions are also made to the salary, benefits, bonuses or other compensation, as applicable, payable to other executive officers of the Company and such reductions are made for justifiable business reasons.

                  (f)  "Person" shall mean an individual or a corporation,
                        ------
         association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

                  "Subsidiary" shall mean as to any Person a corporation,
                   ----------
                  partnership or other entity of which 25% or more of the outstanding shares of voting stock or other equity ownership are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person and shall include any such entity which becomes a Subsidiary of such Person after the date hereof. Consolidated Subsidiary shall mean any Subsidiary of which 51% or more of the outstanding shares or voting stock or other equity ownership are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person and shall include any such entity which becomes a Subsidiary of such Person after the date hereof.

         13.      Payments. Except as specifically provided herein, all amounts
                  --------
payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Employee from any source or which the Employee could have obtained upon seeking other employment; provided that the Company shall be permitted to make all payments pursuant to this Agreement net of any legally required tax withholdings.

         14.      Expenses.  In the event of any litigation between the parties
                  --------
relating to this Agreement and their rights hereunder, the prevailing party shall be entitled to recover all litigation costs and reasonable attorneys' fees and expenses from the non-prevailing party.

         15.      Entire Agreement.  This Agreement comprises the entire
                  ----------------
agreement between the parties hereto and as of the Effective Date, supersedes, cancels and annuls any and all prior agreements between the parties hereto with respect to the Employee's employment by the Company including, but not limited to, the 2000 Agreement.

         16.      Severability. If all or any part of this Agreement is
                  ------------
declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any portion so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such portion to the fullest extent possible while remaining lawful and valid.

         17.      Successors and Assigns. This Agreement shall be binding
                  ----------------------
upon, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and personal representatives. The Company may assign this Agreement to any successor or assignee to its business without the written consent of the Employee. The Employee may not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the written consent of the Company.

         18.      Notices. Any notice required or permitted pursuant to the
                  -------
provisions of this Agreement shall be deemed to have been properly given if in writing and when received by certified or registered United States mail, postage prepaid, by overnight courier, telecopy or when personally delivered, addressed as follows:

                  If to the Company:

                           LaserSight Technologies, Inc.
                           3300 University Boulevard
                           Suite 140
                           Winter Park, Florida  32792
                           Attn:  President
                           Fax No.:  (407) 668-9982

                  If to the Employee:

                           L. Stephen Dalton
                           1640 Oviedo Grove Circle
                           Oviedo, Florida  32767

Each party shall be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section. Telecopy notices must be followed up with the original by certified mail, postmarked within one business day of the date of the telecopy.

         19.      Amendments and Waivers. Any provision of this Agreement may
                  ----------------------
be amended or waived only with the prior written consent of the Company and the Employee. No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to either party at law or in equity. Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given. Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of his or its rights under any other provision of this Agreement or any other document.

         20.      Controlling Law. This Agreement shall be construed in
                  ---------------
accordance with the laws of the State of Florida, except for its choice of law provisions. The parties do hereby irrevocably submit themselves to the personal jurisdiction of the United States Federal Court for the Middle District of Florida and do hereby irrevocably agree to service of such Court's process on them.

         21.      Headings.  Section headings herein are for convenience only
                  --------
and shall not affect the meaning or interpretation of the contents hereof.

         22.      Counterparts.  This Agreement may be executed in counterparts,
                  ------------
each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has executed this Agreement, all as of the first day and year written above.


                          LASERSIGHT TECHNOLOGIES, INC.



                          By:  /s/Michael R. Farris
                             --------------------------------------
                          Title:  Chief Executive Officer
                             --------------------------------------

                          "EMPLOYEE"


                            /s/L. Stephen Dalton
                          ----------------------------------------=
                          L. Stephen Dalton

                                    EXHIBIT A

                                 Fringe Benefits

                                  See Attached

        The following is a brief summary of benefits offered to Employee by the Company. Reference should be made to the benefits package supplied by the Company for a full explanation of each benefit. Each benefit described herein is subject to the terms, qualifications, restrictions, limitations and conditions of the Company's benefit programs, as amended from time to time, and benefits may be changed, modified, terminated, increased or decreased from time to time. In order for Employee to be eligible for certain Company benefits Employee may be required to make the contributions required by such benefit plans. The benefits described on this Exhibit A will be offered to Employee and administered by the Company in a manner consistent with other employees of the Company.

         1.       Health insurance for Employee and family.
         2.       Disability insurance for Employee.
         3.       Life insurance for Employee in an amount equal to that which is in effect for Employee as of the Effective Date.
         4.       Participation in Company's paid time off program.  Employee will take earned vacation following August 1, 2001 and be paid in accordance with the Company's policy.
         5. Ability to participate in the Company's 401(k) Plan and receive Company's matching contributions, if and when made1.
         6. Company will pay up to $1,000 per month to reimburse Employee for the rent or lease payment for an apartment in the Orlando, Florida area for Employee's use during the Term.
         7. In accordance with the Company's policies adopted from time to time, the Company agrees to reimburse the Employee for the Employee's reasonable expenses incurred in connection with moving the Employee's household goods currently located in the Orlando, Florida area to a metropolitan area to be determined; provided that the Employee submits to the Company at least three competitive bids from moving companies selected by the Employee and the Company approves the bid utilized for such move. Amounts advanced pursuant to this provision shall be subject to any withholdings as may be required by applicable law and shall be subject to a reasonable reimbursement dollar amount.
         8. Employee will retain current cell phone number during the Term. Company shall pay employee bill and/or reimburse Employee for all cell phone charges incurred in order for Employee to fulfill his duties hereunder in accordance with the Company's policies regarding the same.

-----------------------
1 The Company's 401(k) plan does not require the Company to match employee contributions. It has been the Company's past practice to match 25% of employee contributions but there can be no assurance the Company will continue that practice in the future.